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Exhibit 5.2

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP
1200 Seaport Boulevard
Redwood City, California 94063

January 16, 2013

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080

Theravance, Inc.

Ladies and Gentlemen:

              We have acted as counsel to Theravance, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on January 16, 2013, relating to the offering, pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), by the Company of unsecured Convertible Subordinated Notes due 2023 of the Company (the "Notes") and the underlying common stock of the Company, par value $0.01 per share (the "Common Stock"), and associated preferred stock purchase rights (the "Rights") to be issued pursuant to the Amended and Restated Rights Agreement, dated as of June 22, 2007 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, issuable upon conversion of the Notes. Certain terms of the Notes to be issued by the Company will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken (collectively, the "Corporate Actions") in connection with the issuance of the Notes. The Notes will be issued pursuant to an indenture in the form filed as Exhibit 4.4 to the Registration Statement, proposed to be entered into by the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

              In that connection, we have reviewed originals or copies of the:

                  (a)   The Registration Statement;

                  (b)   The Rights Agreement;

                  (c)   The certificate of incorporation and bylaws of the Company, as certified by an officer of the Company; and

                  (d)   A specimen copy of the share certificate representing the Common Stock.

              We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

              In our review of the Rights Agreement and other documents, and otherwise for the purposes of this opinion, we have assumed:

                  (a)   The genuineness of all signatures;

                  (b)   The authenticity of the originals of the documents submitted to us;

                  (c)   The conformity to authentic originals of any documents submitted to us as copies;

                  (d)   As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; and

                  (e)   That the Rights Agreement was duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

              We have not independently established the validity of the foregoing assumptions.

              Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that, following the completion of all Corporate Actions and the payment to the Company of full consideration for the Notes by the purchasers thereof,

                  1.     With respect to any Common Stock and the associated Rights that may be issued upon the conversion of the Notes, upon due exercise of applicable conversion rights in accordance with the terms of the Notes, the Common Stock and the associated Rights will be validly issued and the Common Stock will be fully paid and nonassessable.

              This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended, as currently in effect. We do not express any opinion herein concerning any other law. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

              It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

              This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

              This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

              We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GUNDERSON DETTMER STOUGH
    VILLENEUVE FRANKLIN & HACHIGIAN, LLP

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Theravance, Inc.